SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 January 8, 1996
                                 Date of Report





                                 TRIBUNE COMPANY
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



         1-8572                                            36-1880355
(Commission File Number)                        IRS Employer Identification No.)


435 North Michigan Avenue, Chicago, Illinois                            60611
 (Address of principal executive offices)                             (Zip Code)


        Registrant's telephone number, including area code (312) 222-9100


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Item 5.  Other Events

         On December 23, 1995, Tribune Company announced that it had agreed to sell all of its holdings in QUNO Corporation as part of QUNO's merger with Donohue Inc. Donohue will pay C$30.50 per common QUNO share, primarily in cash, plus notes and Donohue stock. The transaction is scheduled to close in the first quarter of 1996.

         Tribune owns 34 percent of QUNO's common stock plus $138.8 million in convertible debt. Upon conversion of the debt, Tribune's equity ownership increases to 53 percent, or 19.2 million of 36 million common shares outstanding.

         Tribune's gross proceeds from the sale will be valued at approximately US$425 million (C$585 million), consisting of approximately US$285 million cash, short term notes valued at approximately US$75 million and Donohue common stock currently worth about US$65 million. After-tax proceeds will be about US$330 million. Tribune will own about 6 percent of Donohue upon closing of the transaction. Tribune will record a gain upon completion of the transaction. The exact amount of the proceeds received and the gain recorded will depend on several factors at the date the transaction is consummated, including the U.S. dollar exchange rate and Donohue's stock price.


Item 7.  (c) Exhibits


               99.1   Press Release issued by Tribune Company on
                      December 23, 1995.

               99.2 Pre-Amalgamation Agreement among Donohue Inc., a corporation amalgamated under the laws of Quebec,
                      ("Donohue"), and Tribune Company, a company incorporated under the laws of Delaware, ("Tribune") and QUNO Corporation, a corporation amalgamated under the laws of Quebec, (the "Corporation").

               99.3   Pre-Amalgamation Amendment Agreement

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 TRIBUNE COMPANY




                               By /s/ R. Mark Mallory
                                  -------------------
                                  R. Mark Mallory
                                  Vice President and Controller


January 8, 1996



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                                  EXHIBIT INDEX



Exhibit No.          Exhibit Description


99.1                 Press Release issued by Tribune Company on
                     December 23, 1995.

99.2 Pre-Amalgamation Agreement among Donohue Inc., a corporation amalgamated under the laws of Quebec,
                     ("Donohue"), and Tribune Company, a company incorporated under the laws of Delaware, ("Tribune") and QUNO Corporation, a corporation amalgamated under the laws of Quebec, (the "Corporation").

99.3                 Pre-Amalgamation Amendment Agreement

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